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Exhibit 99.1
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                  LETTER TO SECURITIES AND EXCHANGE COMMISSION

March 29, 2002

Andersen has represented to us that: The audit for the year ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Konover Property Trust, Inc.

By /s/ Daniel J. Kelly
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       Daniel J. Kelly
       Executive Vice President and Chief Financial Officer